EXHIBIT 5.1



                      OPINION OF MCDERMOTT WILL & EMERY LLP

NationsHealth, Inc.
13650 NW 8th Street
Suite 109
Sunrise, Florida 33325

         Re:    Registration Statement on Form S-8
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Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on October 1, 2004 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,900,000 shares of your common stock, par value $0.0001 per share (the "Shares") all of which are to be issued pursuant to the NationsHealth, Inc. 2004 Stock Option Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

         It is our opinion that, when issued and sold in the manner described in the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                                Very truly yours,

                                               /s/ McDermott Will & Emery LLP